EXHIBIT 99.1

California Schools Have Started Submitting Finalized Purchase Orders for AIRBOX™ Certified HEPA Air Purification Units provided by BOX Pure Air As Part of The California Department of Education ARP EANS II Grant

NEWS PROVIDED BY

BOX Pure Air

Aug 02, 2022, 13:20 ET

•	As of July 27th schools are allowed to begin receiving sales estimates that will be submitted to the state for purchase orders
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BOX Pure Air continues to leverage its value-added expertise by assisting California private schools to expedite purchase orders to ensure rapid deployment to improve indoor air quality as students, teachers, and staff return to school

•	$180 million in California was allocated to non-public schools as part of the ARP EANS II grant that can be used to clean and filter indoor air, improving public health

CHARLESTON, S.C., Aug. 2, 2022 /PRNewswire/ -- As part of the national call to action effort to improve indoor air quality for students, teachers, and staff in preparation for the upcoming return to school, California has officially opened the window for non-public schools to begin spending the $180 million in federal funds granted through the ARP EANS II grant. BOX Pure Air is actively and continually working with schools to create a safer indoor environment by facilitating the deployment of AIRBOX™ Certified HEPA Air Purification Units provided by BOX Pure Air in time for the start of the 2022-23 school year.

Box Pure Air Certified HEPA Units

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In a meeting with the California Department of Education (CDE) last week, approved vendors (BOX Pure Air) were directed to begin gathering final sales estimates from individual schools, which the state will turn into purchase orders. When the ARP EANS II grant was announced in April of 2022, schools submitted a survey indicating which allowable expenses they sought to purchase. BOX Pure Air sent proposals to 23 schools last spring, which will be converted into sales and delivered in the following week. The CDE set aside extra funding as a way of assisting schools that have since decided to purchase additional products or services from approved vendors such as Box Pure Air post submission of the initial sales indications from the aggregated survey results. Currently, BOX Pure Air has submitted proposals for just over half of the initial $5 million tranche.

“BOX Pure Air, the State of California and the non-public (“private”) schools have been in active communication throughout this process to accelerate the deployment of HEPA indoor air purification units to improve the indoor environment,” says BOX Pure Air CEO Ryan Cowell. “The schools are committed and understand the importance of healthy indoor air and our internal staff has continuous communications with individual schools and the state to work through this grant process as rapidly and efficiently as possible. We held webinars with schools, we talked on the phone and via email, and it was encouraging to hear how seriously they took this opportunity,” he continued. “I have no doubt in my mind that this EANS II grant will be used strategically by schools, and make a real difference for their students, teachers, staff, and administration. The importance of improving indoor air quality in our nation’s schools can no longer be ignored and clean indoor air is an essential need, California is taking a leadership position.”

Every year, schools across our nation have a list of improvements and essential needs to complete and address before the start of the school year, including improving indoor air quality to address and remove airborne pathogens in high occupancy or poorly ventilated indoor spaces. Non-public schools in California can also utilize the funds available through the EANS II allocations to protect against the harmful effects of wildfire smoke and other environmental pollutants. The small particles associated with wildfire smoke can cause burning eyes, runny nose, scratchy throat, headaches, and illness (i.e., bronchitis). They can also worsen chronic heart and lung disease (i.e., asthma, emphysema, and COPD.) ”Wildfire smoke can irritate the lungs and eyes of everyone, as well as worsen medical conditions, and is particularly harmful to children, older adults, those with lung disease and pregnant individuals.” stated Ryan Cowell, CEO BOX Pure Air “When smoke levels are high, it is recommended to stay inside, avoid strenuous activities and use portable air purifiers or HEPA filters when possible.”

The McKinney fire raging near the California-Oregon border is the latest wildlife of the season and the biggest one yet. In fact, 9 of the 10 most destructive wildfires in California history have occurred in the past 20 years. While the physical damage done by these fires is easy to see, the long-term effects can be much greater. Wildfire-related healthcare costs in the state of California jumped from $88 million in 2012 to $348 million in 2018. California schools as well as other schools across the Western USA have been utilizing EANS and EANS II funding to proactively invest in improving indoor air purification not only for COVID purposes but also to protect against air pollution caused by wildfires across the state and the country.

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Portable Certified HEPA air purification units are a valuable asset for protecting against the spread of airborne illnesses, improving air quality, combating wildfire smoke, and numerous other harmful pathogens floating around in the air. As a society, we spend 90% of our time indoors on average. The global pandemic has highlighted that healthy indoor air is a fundamental right and can no longer be ignored. That’s why BOX Pure Air commends the State of California and the non-public schools utilizing the EANS II funding to provide a healthier, safer environment for their students, teachers, and staff by purchasing portable indoor air quality units. California schools and schools across the country are investing in better indoor air quality. We will be in touch with more schools throughout August and beyond and look forward to delivering schools their units shortly. BOX Pure Air is committed to providing solutions to ensure that every student in every classroom across the nation can benefit from clean, filtered indoor air.

About BOX Pure Air

Box Pure Air a subsidiary of SinglePoint Inc. (OTC:SING) strives to provide the best products to help clean air through the deployment of high-efficiency air purification technologies. Learn more at www.boxpureair.com

Contact Information

info@boxpureairsolutions.com

843.936.6649

www.boxpureair.com

SOURCE BOX Pure Air

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